EXHIBIT 99.1

NEWS RELEASE
CONTACT: Elena M. Younger
Spartan Chassis, Inc. (517) 543-6400x111
www.spartanchassis.com
or
Jeff Lambert, Tim Hanson
Lambert, Edwards & Associates, Inc.
P. 616-233-0500

Spartan Chassis Receives State Grant to Increase Workforce

CHARLOTTE, Michigan, June 16, 2004 - Spartan Chassis, Inc., a wholly owned subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), announced today that it received a tax credit grant from the Michigan Economic Development Corporation (MEDC), allowing the Company to create 415 jobs over the next five years.

The MEDC is also projecting the creation of an additional 641 jobs at other Michigan companies by 2009 because of the increased economic activity created by the expansion.

"These expansions along with the others we most recently announced indicate that manufacturing is still alive and well in Michigan," said Governor Jennifer M. Granholm.

Spartan, which currently employs 438 people in Michigan and an additional 275 in South Carolina, South Dakota and Pennsylvania, said it had considered a site in Kentucky, but the Single Business Tax credit, worth $4.3 million, convinced the Company to expand in Michigan. An economic analysis by the University of Michigan estimates that nearly $603 million in new personal income will be generated from the project over the life of the agreement.

"We are proud to be a Michigan manufacturer and pleased this grant will allow us to grow our business within the community of Charlotte," said Richard Schalter, President of Spartan Chassis, Inc.

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The Company said it also plans to invest $7.3 million to expand its operations in Charlotte to grow its current product line in response to the new business contracts with RV makers Fleetwood RV and Newmar Corporation, as well as its strong fire truck chassis orders.

In June 2004, Spartan Chassis announced that it was named the exclusive chassis supplier for three of Newmar Corp.'s diesel-powered motorhome product lines for the 2005 model year and five of Fleetwood RV's diesel-powered motorhome product lines beginning August 1, 2004.

Spartan Chassis, Inc. (www.spartanchassis.com) is a wholly owned subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR) and is a leading developer and manufacturer of custom chassis for recreational vehicles and fire trucks. The company has a reputation for high quality, value, service and being the first to market with innovative products.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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